Exhibit 99.13

                               AVOCENT CORPORATION

                   COMMENTS BY MANAGEMENT ON FINANCIAL RESULTS
                    FOR THE QUARTER ENDED SEPTEMBER 28, 2007
                     AND EXPECTATIONS FOR REMAINDER OF 2007

Concurrently with the filing of these comments, Avocent Corporation has issued a press release containing financial information for the third quarter ended September 28, 2007. The following commentary should be read in conjunction with that press release including its financial tables and disclosure regarding the use of non-GAAP measures.

                 Financial Results for the Third Quarter of 2007
                 -----------------------------------------------

Operational revenue of $162.7 million for the quarter represents an increase of 14% from the third quarter of 2006. The year over year increase is due primarily to the inclusion of LANDesk in 2007 (which was acquired on August 31, 2006) and increased sales of our KVM products.

We are pleased with our third quarter 2007 revenue, which was within the range of our expectations. Q3 2007 revenue increased 8% from the second quarter of 2007 and demonstrates our stated belief that our business would continue to strengthen from the slowness experienced early in 2007.

Divisional Revenue
------------------

The Management Systems Division recorded revenue of $126.3 million, up 2% from the third quarter of last year and 10% from the second quarter of this year. For the third quarter of 2007, revenue from the sale of KVM products was approximately $98.5 million, revenue from serial products was approximately $13.4 million and revenue from our embedded software and solutions was approximately $8.7 million. This compares to revenue for the third quarter of 2006 of $91.9 million from the sale of KVM products, $15.9 million from the sale of serial products and $9.4 million from our embedded software and solutions. The $2.5 million decline in serial revenue was primarily attributable to a continued product transition issue. The $700,000 decline in embedded software and solutions revenue is primarily due to the declining sales of the Agilent RMB product (acquired in March 2006) as it nears the end of its product life cycle.

LANDesk revenue increased to $28.6 million in the third quarter of 2007 from $24.8 million in the third quarter of 2006, on a pro-forma basis. The increase from 2006 was primarily due to new license sales of the LANDesk Management Suite and new subscriptions of the LANDesk Security Suite. Security products were 22% of LANDesk revenue this quarter versus 19% in the third quarter of 2006. As in prior quarters, the change in mix had an impact on revenue recognized as license sales typically are recognized upon delivery of the license keys whereas subscription revenue is deferred and amortized to revenue over the subscription term.

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

As previously mentioned, we began limited cross-selling efforts between our LANDesk and Management Systems Divisions during the second quarter of 2007. The process of coordinating our product roadmaps is well underway, and we are on target to complete the integration of our software platforms within the next year.

Our entrepreneurial divisions continue to make progress. Revenue for the third quarter of 2007 grew to $6.7 million compared to $3.7 million in the third quarter of 2006. We continue to believe these entrepreneurial business units combined with our continued investments in emerging technologies provide us with the potential to diversify our revenue and find new areas for growth.

GAAP basis revenue was $162.1 million for the third quarter 2007 compared to $141.8 in the third quarter of 2006. Operational revenue includes $598,000 and $481,000 for the amortization of LANDesk deferred revenue in the third quarter of 2007 and 2006, respectively, which was not recognized on a GAAP basis as it was reduced in the application of purchase accounting. Had we not acquired LANDesk, the $598,000 and $481,000 represent the portion of deferred revenue existing at the acquisition date (August 31, 2006) that LANDesk would have recognized as earned during the respective quarters.

Gross Margin
------------

Our total gross profit was $107.3 million for the third quarter of 2007 compared to $90.7 million for the same quarter last year, representing an increase of 18%. The increase in gross profit was disproportionately higher than the 14% increase in operational revenue due to the impact of LANDesk software and maintenance revenue. LANDesk software and maintenance revenue increases our overall gross profit as the gross margin for this division was 88% for the quarter. Excluding LANDesk, Avocent produced $82.1 million in gross profit for the third quarter of 2007 on $134.0 million in sales, or 61.3% gross margin, compared to our 60.5% gross margin, net of LANDesk, in Q3 2006.

Operating Expenses
------------------

R&D costs during the third quarter of 2007 were $20.8 million and represented 12.8% of sales. This compares to $14.9 million, or 10.5% of sales, for the third quarter of 2006, with the increase primarily attributable to the impact of the addition of LANDesk R&D. Our Q3 R&D expenditures were slightly higher than our Q2 2007 expenditures of $19.8 million and were in line with the guidance provided previously for the quarter.

Selling, General and Administrative expenses were $48.8 million, or 30% of sales, during the third quarter of 2007. This compares to $35 million, or 24.6% of sales, for Q3 2006, with the increase primarily attributable to the additional costs resulting from the inclusion of LANDesk, which was acquired
August 31, 2006. Additional factors include the increase in revenue and the related impact on incentive and commission compensation expense, higher legal fees and administrative costs related to integration activities. Our Q3 SG&A expenses were in line with the guidance provided previously and were down slightly from the $49 million of expense in Q2 2007.

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

Our Q3 2007 operating profit decreased $1.8 million compared to the third quarter of 2006 but increased $7.9 million from the second quarter of 2007, to $37.7 million, resulting in an operating margin of 23.2% for the third quarter of 2007. The decrease from that of the same period last year was due to that period including only one month of LANDesk activity. That was the last month of the quarter and included 54% LANDesk's third quarter 2006 revenue, but only 26% of expenses for the quarter.

Other Income (Expense) Statement Items
--------------------------------------

Other income and expense netted to an expense of $572,000 for Q3, down $777,000 compared to that of Q2 2007. This also compares to $272,000 in net other income generated in Q3 2006, primarily through investment activities, partially offset by interest on debt obtained in association with the LANDesk acquisition. Compared to Q2 2006, the increase in net other expense is the result of reduced cash available for investment combined with interest expense on our line of credit as we funded the acquisition of LANDesk at the end of August 2006. We used approximately $8.5 and $2.5 million of cash during the third and second quarters of 2007, respectively, for our share repurchase program.

Our operational effective tax rate for the third quarter of 2007 was 23.2% compared to 23.6% and 25.8% for the third quarter of 2006 and the second quarter of 2007, respectively. The mix of pretax profit among our U.S. and foreign based companies affects the rate. On a GAAP basis, our tax rate for the quarter was a provision of 18.9% and 4.1% for the year to date as a result of our making certain tax elections related to the purchase of LANDesk and the resulting treatment of $18.6 million in-process R&D as deductible in the period of election. This was a one-time tax benefit; however, the elections also allow us to take tax deductions for goodwill and other intangible amortization over a 15 year period.

Operational net income (before the effects of intangible asset amortization and stock-based compensation) was $28.5 mi1lion or 17.5% of sales for the third quarter of 2007. This compares to $30.4 and $21.1 million for the third quarter of 2006 and the second quarter of 2007, respectively. During the third quarter of 2006, we benefited from the back-ended trend of LANDesk revenue during a typical quarter. As a result, we recorded 54% of LANDesk revenues at 94% gross profit while recording only 26% of their quarterly operating expenses during the third quarter of 2006.

Operational earnings per share (before the effects of intangible amortization, acquired in-process research and development and stock-based compensation) amounted to 56 cents per diluted share for the third quarter of 2007 versus 64 cents for the third quarter of 2006. Our weighted average diluted shares outstanding increased year over year by approximately 2.4 million to 51.2 million this quarter related to the net new shares issued in the LANDesk acquisition (after offset by shares we repurchased during the quarter).

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

Cash Flow and Balance Sheet Items
---------------------------------

At the end of the third quarter of 2007, we had approximately $121 million in cash and investments. Cash flow from operations was a record of approximately $41 million for the third quarter and $99 million for the first nine months of 2007.

Our accounts receivable balance decreased over $11 million from December 31, 2006, despite strong sales in the third quarter of 2007. This was achieved through improved cash collections during the second and third quarters across locations, specifically at LANDesk. This resulted in an improvement in our DSO during the third quarter to 65 from 67 at the end of second quarter of 2007. As mentioned in the previous quarters, adding LANDesk customer balances, which tend to have longer payment terms than legacy Avocent balances, to our accounts receivable has increased our DSO. Excluding LANDesk, our DSO was 61.6 for the quarter, just outside our target of 60 for legacy Avocent. Our aging remains strong, with only 5.2% of the outstanding balances greater than 30 days past due.

Our operations group worked especially hard during the second and third quarters of 2007 to reduce inventories, which declined by almost $11 million from December 31, 2006. As a result, our inventory turns increased to 6.8 during the third quarter compared to 6.0 in the previous quarter.

As mentioned in the second quarter of 2007, our management team believes strong balance sheet management should be a priority, and we will continue to keep this as one of our primary focuses throughout the remainder of the year. The results of our efforts to better manage the balance sheet are reflected in the improved results of cash flows from operations for the third quarter of 2007.

During the quarter, we invested approximately $2.2 million for capital expenditures while depreciation was approximately $2.5 million for the quarter. The $95 million balance outstanding on our line of credit reflects a net reduction of $20 million from the end of the second quarter of 2007 and is in line with management's expectations.

During the third quarter, we purchased 300,000 shares of Avocent stock at a cost of $8.5 million. These shares and the shares of Avocent stock bought back in prior quarters total 10.7 million shares out of the 12 million shares authorized for repurchase under our repurchase programs. The shares repurchased during the third quarter were used to offset options exercised during the quarter and a portion of the restricted stock units vesting during the quarter. Proceeds from option exercises totaled $761,000 in the third quarter of 2007.

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

                                2007 Expectations
                                -----------------

The guidance for the second half of 2007 that we provided in July with our Q2 earnings commentary remains in effect. We expect revenue for the second half of 2007 to be at or below the mid-point of the $330 to $350 million range we previously provided.


Forward-Looking Statements
--------------------------

This commentary contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding general economic conditions, growth and seasonal trends in capital and IT spending, strength in our business during the remainder of 2007, , the integration of LANDesk administrative activities and the software platforms of our LANDesk and Management Systems Divisions, our focus on continued investments in the emerging technologies in our entrepreneurial business units and our efforts to diversify our revenue and find new areas for growth, our targeted DSO levels, our focus on strong balance sheet management, our effective tax rate in the future, our channel inventory levels at the end of the fourth quarter, and our projected range of revenue for the second half of 2007. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

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